Exhibit 10.1

Avista Corporation

Non-Employee Director Compensation

(effective September 1, 2007)

During the first three quarters of 2007, directors who were not employees of the Company received an annual retainer of Sixty-eight Thousand Dollars ($68,000). Directors were also paid One Thousand Five Hundred Dollars ($1,500) for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional Five Thousand Dollar ($5,000) annual retainer, with the exception of the Audit Committee Chair, who received an additional Nine Thousand Dollar ($9,000) annual retainer. In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a meeting fee of One Thousand Five Hundred Dollars ($1,500) for each subsidiary Board meeting the director attended. Director Blake holds a Board position with a subsidiary of the Company.

At the Board’s August 8, 2007 meeting, survey results from the consulting firm of Towers Perrin were reviewed regarding current pay practices for director compensation. Although the Company has historically targeted compensation for non-employee directors at the average for a utility peer group, the survey indicated that Avista director compensation was slightly below the average. Therefore, the Board approved an increase in director compensation as of September 1, 2007. Directors who are not employees of the Company now receive an annual retainer of Seventy-eight Thousand Dollars ($78,000) of which Ten Thousand Dollars ($10,000) will be automatically paid in Company common stock. Other increases that went into effect September 1, 2007 include an additional One Thousand Dollar ($1,000) annual retainer for the Audit Committee Chair for a total of Ten Thousand Dollars ($10,000) and an annual retainer of Fifteen Thousand Dollars ($15,000) for the lead director. The meeting fees remained the same.

Each year, the Governance Committee engages an outside consulting firm, Towers Perrin, to review director’s compensation. This information is used to compare the current Avista director compensation with peer companies in the utility industry and general industry companies of similar size. After review of this information, if the Governance Committee believes changes are warranted, they recommend new compensation levels for approval by the full Board. As of August 2007, Avista’s total director compensation was positioned just above the 50th percentile of utility peer companies and below the 50th percentile of similar-sized general industry companies.

Each director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Board, at its November 2007 meeting, will allow directors to elect for the coming year to receive Sixty-eight Thousand Dollars ($68,000) of their Seventy-eight Thousand Dollar ($78,000) annual retainer in cash, in Company common stock, or in a combination of both cash and common stock.

In keeping with the overall compensation philosophy set by the Board, a minimum stock ownership expectation is set for all Board members. Directors are expected to achieve a minimum investment of $200,000 or 6,500 shares (including shares that have previously been deferred under the former Non-Employee Director Stock Plan), whichever is less, in Company common stock within four (4) years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. This expectation illustrates the Board’s philosophy of the importance of stock ownership for directors in order to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee conducts an annual review to confirm that director holdings meet the ownership expectations. All directors are currently in compliance based upon their years of service completed on the Board.

No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2007 or are contemplated under our current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.